UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3 Easton Oval

Columbus, Ohio 43219

April 1, 2015

To Our Shareholders:

The 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 5, 2015, at the offices of the Company, 3 Easton Oval, Columbus, Ohio. Holders of record of our common shares as of March 11, 2015 are entitled to notice of, and to vote at, the Annual Meeting.

Enclosed is a copy of our 2014 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, a notice of the Annual Meeting and a proxy statement and proxy card for the Annual Meeting. It is important that your common shares be represented at the Annual Meeting. Please record your vote on the enclosed proxy card and return it promptly in the postage-paid envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the Annual Meeting. We hope you can be with us.

Sincerely,

/s/ Robert H. Schottenstein

Robert H. Schottenstein,

Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY

ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY.

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 5, 2015

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 5, 2015, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the Company’s 2018 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;

3)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year; and

4)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only holders of record of our common shares at the close of business on March 11, 2015 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,

/s/ J. Thomas Mason

J. Thomas Mason,

Secretary

April 1, 2015

THE COMPANY’S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2014 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2015.

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2014 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and reduces the environmental impact of our shareholder communications. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreports.com/MHO.

•	Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2015 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 5, 2015

GENERAL

Time, Place and Purposes of Meeting

The 2015 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 5, 2015 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent on or about April 1, 2015 to holders of the Company’s common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 11, 2015 (the “Record Date”). This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2014 Annual Report to Shareholders (the “2014 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”), is being mailed together with this Proxy Statement.

Outstanding Shares and Quorum Requirements

There were 24,513,329 Common Shares issued and outstanding on the Record Date. The Common Shares represent our only class of voting securities entitled to vote at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning to the Company, at or prior to the Annual

Meeting, the enclosed proxy card in the envelope provided. Alternatively, shareholders holding Common Shares registered directly with our transfer agent, Computershare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 1:00 a.m., local time, on May 5, 2015. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. A record holder of Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Beneficial owners should review the information provided to them by their broker, bank or other nominee. This information will set forth the procedures to be followed in instructing their broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.

Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules (“NYSE Rules”) of the New York Stock Exchange (the “NYSE”), sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the ratification of the appointment of auditors, but broker/dealers may not vote such Common Shares on “non-routine” matters, such as the election of directors and the advisory vote on executive compensation, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.”

Revocation of Proxies

A record holder may revoke its proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing and returning to the Company a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed that are received prior to, or at the time of, the Annual Meeting and all proxies properly voted electronically via the Internet or telephonically before 1:00 a.m., local time, on May 5, 2015, will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2), FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 3) and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of ten directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. On February 17, 2015, Thomas D. Igoe, a current director, informed the Board of his intention to retire from the Board upon the expiration of his term at the Annual Meeting and not stand for re-election at the Annual Meeting. In connection with Mr. Igoe’s retirement, the Board determined to reduce the number of directors that comprise the Board and the class of directors with a term expiring at the Company’s 2015 Annual Meeting of Shareholders to nine and three, respectively, effective as of the expiration of Mr. Igoe’s term as a director at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the Company’s 2018 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected at the Annual Meeting. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the director nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Director Nominees - Term to Expire at 2018 Annual Meeting of Shareholders

Michael P. Glimcher*	47

Vice Chairman and Chief Executive Officer of WP GLIMCHER, a real estate investment trust formed through the merger of Washington Prime Group Inc. and Glimcher Realty Trust, since January 2015. Mr. Glimcher served as Chairman of the Board of Glimcher Realty Trust from September 2007 to January 2015 and Chief Executive Officer of Glimcher Realty Trust from January 2005 to January 2015. Mr. Glimcher serves on the board of governors for the National Association of Real Estate Investment Trusts and the board of trustees of the Arizona State University Foundation, the Wexner Center for the Arts and the International Council of Shopping Centers. He is a member of the International Council of The Real Estate Roundtable and also serves on the Governing Committee of the Columbus Foundation.

Committee Membership: Nominating and Governance

			2013

As the Vice Chairman and Chief Executive Officer of a publicly-traded real estate investment trust with real estate projects across the United States, Mr. Glimcher brings the Board management, public company, risk management, corporate governance and real estate development and construction experience.

J. Thomas Mason	57	Secretary of the Company since July 2002, Executive Vice President of the Company since February 2008 and Chief Legal Officer of the Company since November 2011. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008 and as General Counsel of the Company from July 2002 until November 2011. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio. Committee Membership: None	2006

Mr. Mason has practiced law for over 30 years, including 18 years in private practice, with an emphasis on land acquisition/disposition and development. As Chief Legal Officer and Secretary of the Company, Mr. Mason is actively involved in the Company’s risk management, land acquisition/disposition and development and human resources functions. Mr. Mason provides the Board with insight into legal issues affecting the Company as well as valuable real estate expertise and detailed knowledge of many areas of our business.

Sharen Jester Turney*	58	President and Chief Executive Officer of Victoria’s Secret, a division of L Brands, Inc., a publicly-traded national retailer, since 2006. From 2000 to 2006, Ms. Turney served as President and Chief Executive Officer of Victoria’s Secret Direct, the brand’s catalogue and e-commerce arm. Prior to joining Victoria’s Secret, Ms. Turney served in various executive roles with Neiman Marcus Group, Inc., a publicly-traded national retailer. Committee Memberships: Nominating and Governance; Compensation	2011

Ms. Turney’s service as an executive officer of publicly-traded companies provides the Board with diverse and valuable experience in numerous areas, including business management, strategic planning, retailing, finance, marketing, understanding the customer, brand management and sourcing.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Directors - Term to Expire at 2016 Annual Meeting of Shareholders

Friedrich K.M. Böhm*	73

Senior Partner of White Oak Partners, a private equity firm, since 2008 and Chairman of White Oak Partners from 2008 to 2013. Chairman Emeritus of NBBJ, an international architectural firm, from 2006 to 2008. From 1997 until 2006, Mr. Böhm was Chairman of NBBJ and from 1987 until 1997, he was Managing Partner and Chief Executive Officer of NBBJ. He currently serves as a director of The Daimler Group and was formerly a director of TRC Companies, Inc., Huntington National Bank and NBBJ. In November 2013, Mr. Böhm was appointed as the Company’s Lead Independent Director.

Committee Memberships: Audit; Compensation (Chairman); Executive

			1994

For nearly 20 years, Mr. Böhm served in an executive role with NBBJ, a leading international architectural firm that has designed communities, buildings, products, environments and digital experiences, including designing over 300,000 housing units. Mr. Böhm provides the Board with extensive and broad-based operating, design, strategic planning and management experience.

William H. Carter*	61

Executive Vice President and Chief Financial Officer of Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), an international specialty chemicals and materials company, since April 1995 and a director of Hexion Inc. since November 2001. Mr. Carter also served as Executive Vice President and Chief Financial Officer and a director of Momentive Performance Holdings LLC and its wholly-owned subsidiary Momentive Performance Materials Inc. from October 2010 until October 2014. Momentive Performance Materials Inc. voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from the Chapter 11 reorganization in October 2014. Prior to joining Hexion Inc., Mr. Carter was a partner with Price Waterhouse LLP, which he joined in 1975. He currently serves on the board of trustees of the James Cancer Foundation Board.

Committee Membership: Audit (Chairman)

			2012

Mr. Carter has more than 35 years of finance and accounting experience, including having served as a chief financial officer of a public-reporting company and a partner for an independent registered public accounting firm. Through this extensive experience, he provides the Board with valuable expertise in numerous financial areas, including accounting, tax, treasury, capital markets and strategic planning.

Robert H. Schottenstein	62

Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004 and President of the Company since May 1996. Mr. Schottenstein currently serves as a director of Installed Building Products, Inc., one of the nation’s leading installers of insulation and complementary building products for the residential new construction market. In addition, Mr. Schottenstein serves on the Executive Committee of The Harvard University Joint Center for Housing. Mr. Schottenstein served as a Trustee of The Ohio State University (“OSU”) from 2005 to 2014 and as the Chair of the Board of Trustees of OSU from 2012 to 2014. In addition, Mr. Schottenstein formerly served as a director of Huntington Bancshares Incorporated.

Committee Membership: Executive (Chairman)

			1993

Mr. Schottenstein’s day-to-day leadership as Chief Executive Officer of the Company, more than 24 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development, family relationship (he is the son of the founder of the Company) and previous experience as a real estate attorney provides the Board with extensive knowledge of our operations, business, industry and history.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Directors - Term to Expire at 2017 Annual Meeting of Shareholders

Joseph A. Alutto, Ph.D.*	73

Distinguished Professor of Organizational Behavior at the Max M. Fisher College of Business at OSU. Dr. Alutto served as the Interim President of OSU from July 2013 to June 2014, as the Executive Vice President and Provost of OSU from October 2007 until July 2013, as Interim President and Provost of OSU from July 2007 until October 2007 and as the Dean and John W. Berry Sr. Chair in Business of the Max M. Fisher College of Business at OSU from 1991 until 2007. Dr. Alutto currently serves as a director of Columbia Gas of Ohio, Inc. and The Children’s Place Retail Stores, Inc. and was formerly a director of Nationwide Financial Services, Inc. and United Retail, Inc.

Committee Membership: None

			2005

Based on his nearly 24 years of service at OSU, one of the largest universities in the nation, including his service as Interim President and Executive Vice President and Provost and 17 years of service as Dean of the College of Business, Dr. Alutto brings business management, strategic planning, finance and human resources expertise to the Board. In addition, having served as a director of multiple public companies, Dr. Alutto provides the Board with knowledge of a broad range of corporate and board functions.

Phillip G. Creek	62

Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Mr. Creek served as Senior Vice President of the Company from September 1993 until February 2008, as Treasurer of the Company from January 1993 until February 2005 and again from December 2009 until May 2010, as Treasurer of M/I Financial Corp. from September 2000 until May 2010 and as Senior Vice President of M/I Financial from February 1997 until September 2000.

Committee Membership: Executive

			2002

Mr. Creek has served in various management positions with the Company since 1993 and has worked in the homebuilding industry since 1978. Mr. Creek has extensive experience in finance, accounting, strategic planning, homebuilding operations, investor relations and capital markets and provides the Board with valuable knowledge of the homebuilding industry and the Company’s operations.

Norman L. Traeger*	75	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Mr. Traeger currently serves as a director of The Discovery Group. Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)	1997

Mr. Traeger’s diverse background as a business owner and operator, venture capitalist and real estate developer provides the Board with significant experience in sales, marketing, strategic planning and capital formation, as well as entrepreneurial and operational expertise.

*	Independent director under the NYSE Rules.

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization, Independence and Committees

The Board currently has ten members. At its meeting held on February 17, 2015, the Board determined that seven of its ten members (Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, William H. Carter, Michael P. Glimcher, Thomas D. Igoe, Norman L. Traeger and Sharen Jester Turney) qualify as independent under NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors, including, without limitation, transactions, relationships and arrangements not otherwise required to be disclosed in this Proxy Statement under the applicable rules of the Securities and Exchange Commission (the “SEC Rules”).

In making its 2015 independence determinations, the Board considered that Mr. Böhm’s son-in-law is an “of counsel” attorney with a law firm that provides legal services to the Company and determined that this relationship is immaterial and does not impair Mr. Böhm’s independence for the following reasons: (1) Mr. Böhm’s son-in-law (a) is a non-partner employee of the law firm (i.e., he has no equity interest or management role in the law firm), (b) does not perform or supervise any services that the law firm provides to the Company, and (c) does not receive any compensation based on the services that the law firm provides to the Company or otherwise have any interest in the relationship between the Company and the law firm; (2) the Company first retained the law firm more than 20 years before Mr. Böhm’s son-in-law joined the law firm in 2014; and (3) the fees that the Company paid to the law firm in 2014 represented less than 1% of the law firm’s 2014 gross revenues.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2014, the Board held four meetings, and each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2014, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with SEC Rules and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at www.mihomes.com under the “Investors” heading.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function.

The Audit Committee’s specific responsibilities include: (1) reviewing and discussing the overall scope of the independent registered public accounting firm’s annual audit plans, including staffing, professional services, audit procedures and fees; (2) reviewing and discussing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; (3) reviewing and discussing the Company’s quarterly financial statements and annual audited financial statements and related disclosures; (4) discussing the assessments of the adequacy and effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; (5) discussing the guidelines and policies used by management to govern the process by which risk assessment and risk management is undertaken, paying particular attention to financial risk exposures; (6) monitoring and reporting to the Board concerning the independence, qualifications and performance of the independent registered public accounting firm; (7) reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or its subsidiaries; (8) reviewing the internal auditors’ annual audit plans and reviewing reports concerning the results of internal audits; (9) reviewing and discussing with the internal auditors their assessments of the Company’s risk management processes and system of internal control; (10) establishing procedures for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; (11) engaging the independent registered public accounting firm; and (12) reviewing any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm or the performance of the internal audit function.

Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, William H. Carter, qualifies as an audit committee financial expert as defined by applicable SEC Rules. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met eight times during 2014. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met eight times with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. The Audit Committee Chairman provided a telephonic report regarding each of these meetings to the other members of the Audit Committee. The Audit Committee’s report relating to the 2014 fiscal year appears on page 51 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Compensation Committee Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the amount and form of compensation for the executive officers; (3) reviewing and making recommendations to the Board regarding the amount and form of non-employee director compensation; (4) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (5) reviewing, making recommendations to the Board concerning and administering the Company’s cash incentive and equity-based compensation plans; (6) reviewing and discussing with the Board the Company’s organizational structure and plans for management succession; (7) reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (8) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties, and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the sole authority under its charter to retain, terminate and approve the fees and terms of retention of any compensation consultant, legal counsel or other advisor it deems necessary to assist in the performance of its duties, but only after taking into consideration all factors relevant to such consultant’s, counsel’s or advisor’s independence from management, including any factors specified in the NYSE Rules. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor that it retains.

The Compensation Committee met six times during 2014. The Compensation Committee’s report relating to the 2014 fiscal year appears on page 38 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 22 of this Proxy Statement for more information concerning the activities of the Compensation Committee with respect to the 2014 fiscal year, including the Compensation Committee’s engagement of Pearl Meyer & Partners, an independent outside consulting firm, to assist the Compensation Committee in the design of the Company’s 2014 executive compensation program.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2014.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2014, the Executive Committee did not hold any formal meetings; however, the committee approved three actions by unanimous written consent.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at www.mihomes.com under the “Investors” heading.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. The Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance. If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is brought to the attention of the Audit Committee, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and any Related Person had or will have a direct or indirect interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

During 2014 and the year-to-date period in 2015, all Related Person Transactions have been approved in accordance with our Related Person Transaction Policy (none of which require disclosure under Item 404(a) of Regulation S-K).

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following, each annual meeting of shareholders. All ten directors attended the 2014 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions) must adhere to the Company’s Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules and is intended to reinforce our commitment to maintaining the highest ethical standards in operating our business. The Code of Business Conduct and Ethics is available on the Company’s website at www.mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet without management or inside directors present at every regularly scheduled Board meeting (at least twice per year) and at such other times as our Lead Independent Director or a majority of our non-management directors deem necessary or appropriate. Each executive session is chaired by our Lead Independent Director. During 2014, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Board Leadership Structure

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the combined role of Chairman and Chief Executive Officer, as supplemented by our Lead Independent Director (as discussed below), is the most effective leadership structure for us at the present time. The Board believes that our Chief Executive Officer is best qualified to serve as Chairman because, as the officer ultimately responsible for our operations and performance, he is intimately familiar with our business, operations and industry and uniquely positioned to effectively identify and lead discussions concerning our strategic priorities. The Board further believes that the combined role of Chairman and Chief Executive Officer promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which are essential to effective governance. In addition, the Board believes that our current Chief Executive Officer’s family relationship (he is the son of the founder of the Company), previous experience as a real estate attorney and more than 24 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development further qualify him to serve as Chairman.

To supplement our leadership structure, the Board has a Lead Independent Director position, which is currently held by Friedrich K.M. Böhm. The Lead Independent Director serves at the discretion of, and is annually elected by, our independent directors. The Lead Independent Director has the following duties and responsibilities:

•	review with the Chairman and approve the agenda for meetings of the Board;

•	review with the Chairman and approve the schedule for meetings of the Board to assure there is sufficient time for discussion of all agenda items;

•	review with the Chairman and approve information provided to the Board;

•	call executive sessions or meetings of the independent directors or non-management directors, as he or she deems necessary or appropriate, and preside at all such executive sessions or meetings;

•	preside at all meetings of the Board at which the Chairman is not present;

•	meet separately with the Chairman after executive sessions of the independent directors or the non-management directors to review matters considered during such executive sessions;

•	serve as the liaison between the Chairman and the independent directors;

•	be available for consultation and direct communication with the Company’s shareholders, if requested; and

•	perform such other duties as the Board may from time to time delegate.

The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to address our then current circumstances.

Board’s Role in Risk Oversight

Management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks that we face. While management reviews risk on a company-wide basis, it focuses on risks in three primary areas: (1) financial risk; (2) legal, compliance and regulatory risk; and (3) operational and strategic risk. The Board has ultimate oversight responsibility for our risk-management program and carries out this responsibility directly and through its committees. The full Board directly oversees and reviews operational and strategic risk and receives regular reports from the committee chairs regarding risk oversight in the committees’ respective areas of responsibility. The Audit Committee oversees and reviews financial risk (including our internal controls) and legal, compliance and regulatory risk. In carrying out their oversight responsibilities, the full Board and the Audit Committee receive regular reports from the appropriate members of management regarding the material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. The Audit Committee also receives an annual risk assessment report from our internal auditors and, in accordance with its charter, discusses with management the guidelines and policies that management uses to govern the process by which risk assessment and management is undertaken, with particular attention to financial risks.

In connection with its oversight of our executive compensation program, the Compensation Committee reviews and evaluates our compensation policies and practices relating to our employees (as well as our executive officers). During its review and evaluation, the Compensation Committee focuses on any incentives that may create, and any factors that may reduce the likelihood of, excessive risk taking by our employees to determine whether our compensation policies and practices present a material risk to us. Based on this review, the Compensation Committee has concluded that our compensation policies and practices for our employees (including our executive officers) do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to the composition and operation of our Board, including director independence and potential conflicts of interest.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly-traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Governance Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills. The Nominating and Governance Committee does not assign a specific weight to particular factors and, depending upon the current needs of the Board, may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the shareholder intending to make the nomination and the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve a non-binding, advisory resolution on the compensation of our executive officers identified in the Summary Compensation Table on page 39 of this Proxy Statement (the “Named Executive Officers”) as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote). Our Board has adopted a policy providing for an annual “say-on-pay” vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and all related disclosures.

We are committed to responsible executive compensation practices. Our executive compensation program seeks to promote four primary objectives: (1) attracting and retaining exceptional executives; (2) motivating our executives; (3) aligning the interests of our executives and our shareholders; and (4) rewarding short-term and long-term performance. To achieve these objectives, we use a combination of base salary, annual cash performance bonus and long-term equity awards. Our executive compensation program is intended to be competitive with our peer group while concentrating a significant portion of each Named Executive Officer’s potential total compensation in variable compensation that is tied to our achievement of measurable performance goals and/or the long-term appreciation in the price of our Common Shares.

In 2014, we remained focused on continuing the positive financial and operating results that we achieved in 2012 and 2013 and our principal company goals were to build upon our profitability and position the Company for long-term success. We set financial and operational goals for 2014 intended to drive our profitability with a focus on increasing our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”). The “Compensation Discussion and Analysis” beginning on page 22 of this Proxy Statement describes in detail our executive compensation program and the decisions made by the Compensation Committee in 2014. We urge shareholders to read the “Compensation Discussion and Analysis” as well as the Summary Compensation Table and other related compensation tables on pages 39-48 of this Proxy Statement.

Our 2014 executive compensation program was substantially similar in design to our 2013 program, with one exception discussed below. Highlights of our 2014 executive compensation program and the Compensation Committee’s decisions include:

•	Base Salary. In 2014, the Named Executive Officers’ base salaries remained unchanged from their 2013 levels.

•	Annual Cash Performance Bonus. For 2014, each Named Executive Officer was eligible to receive a cash performance bonus based solely on our Adjusted Pre-Tax Income. The Compensation Committee selected Adjusted Pre-Tax Income to directly align our Named Executive Officers’ compensation with our company goal of building upon our profitability. The Committee designed the annual cash performance bonus in a leveraged manner to reward superior performance. For example, for each Named Executive Officer to receive approximately the same percentage of his maximum annual performance bonus opportunity in 2014 as he received in 2013 (71%), we needed to increase our Adjusted Pre-Tax Income in 2014 by nearly 40%.

In 2014, we achieved Adjusted Pre-Tax Income of $73.2 million, a 55% increase from 2013, and each Named Executive Officer received a cash performance bonus that represented 78% of his maximum potential performance bonus opportunity.

•	Equity-Based Compensation. In 2014, the Compensation Committee made one change to the equity-based compensation component. In addition to the option awards it has historically granted on an annual basis (which the Committee held flat at their 2013 levels), the Committee granted a performance share unit (“PSU”) award to each Named Executive Officer in 2014.

Under the PSU awards, each Named Executive Officer received a target number of PSU’s which will vest and be earned, if at all, after the completion of a three-year performance period from January 1, 2014 through December 31, 2016 based (1) 80% on our cumulative Adjusted Pre-Tax Income over the performance period and (2) 20% on our relative total shareholder return compared to our Peer Group (as defined on page 26 of this Proxy Statement and described for purposes of the PSU calculation on page 33 of this Proxy Statement) over the performance period, and continued employment. Any vested PSU’s will be settled on a one-for-one basis in whole Common Shares. Any PSU’s that do not vest will be forfeited. The Compensation Committee added the PSU awards for several reasons, including to address in a performance-based manner a competitive disconnect between the aggregate value of our Named Executive Officers’ long-term compensation and the long-term compensation awarded to similarly-situated executives in our Peer Group.

In addition to building upon our profitability, although our new contracts declined by 3% in 2014 (primarily as a result of delays in the opening of certain of our new communities), we improved our operational and financial performance on a number of other key fronts in 2014. For example, in 2014, we increased our revenue by 17%, increased our homes delivered by 7% to the highest level since 2006, finished the year with a backlog sales value that was 4% greater than a year earlier and the highest level since 2006, improved our operating margin by 110 basis points to 6.8%, increased our controlled lots by 5% and increased our shareholders’ equity by 10% from December 31, 2013.

The vote on our executive compensation program is advisory which means that it is not binding on us. However, the Compensation Committee values the opinions of our shareholders. If there is a significant vote against this proposal, the Committee will consider our shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Proposal No. 3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the 2014 fiscal year. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth under “Board of Directors” beginning on page 4 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of, the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Paul S. Rosen	64	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	60	Region President overseeing our Tampa and Orlando Divisions since December 2006, our Raleigh and Charlotte Divisions since May 2008, our Columbus Division since September 2010, our Cincinnati Division since September 2011 and our Washington D.C. Division since April 2012. Prior to 2006, Mr. Sikorski was Region President of our South Florida Region, Area President of our Tampa Division and Division President of our Tampa Division.	1998

David L. Matlock	56	Region President overseeing our San Antonio Division since April 2011, our Houston Division since August 2011, our Austin Division since October 2012 and our Dallas/Fort Worth Division since July 2013. In January 2008, Mr. Matlock founded TriStone Homes in San Antonio, the assets of which we acquired in April 2011. Prior to January 2008, he was the San Antonio Division President for Standard Pacific Corp.	2011

Ronald H. Martin	46	Region President overseeing our Chicago Division since May 2007 and our Indianapolis Division since January 2013. From 2006 until 2007, Mr. Martin was Division President for Lennar Corporation. Prior to 2006, he was Division President for Neumann Homes.	2007

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 11, 2015, the number and percentage of our outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and Named Executive Officers and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares		Percent of Class
Joseph A. Alutto, Ph.D.	44,689	(1)(2)	*
Friedrich K. M. Böhm	45,434	(1)(2)	*
William H. Carter	15,603	(1)(2)	*
Phillip G. Creek	239,844	(2)	*
Michael P. Glimcher	4,000	(2)	*
Thomas D. Igoe	25,404	(1)(2)	*
J. Thomas Mason	106,556	(1)(2)	*
Robert H. Schottenstein	814,336	(2)(3)	3.3%
Norman L. Traeger	31,558	(2)	*
Sharen Jester Turney	6,000	(2)	*
All current directors and executive officers as a group (10 persons)	1,391,866		5.3%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	3,157,226	(4)	12.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,975,076	(5)	12.1%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	2,317,448	(6)	9.5%
Dimensional Fund Advisors LP 6300 Bee Cave Road – Building One Austin, TX 78746	1,607,049	(7)	6.6%
Goldman Sachs Asset Management, L.P. 200 West Street New York, NY 10282	1,334,215	(8)	5.4%
*	Less than 1.0% of the outstanding Common Shares

(1)	The amounts shown include 31,460, 8,742, 10,603, 4,170, and 3,596 Common Shares held by Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, William H. Carter, Thomas D. Igoe, and J. Thomas Mason, respectively, under the terms of the Company’s Amended and Restated Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”) or the Company’s Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)	The amounts shown include 228,873, 102,960 and 260,646 Common Shares for Phillip G. Creek, J. Thomas Mason and Robert H. Schottenstein, respectively, which underlie currently exercisable stock options. The amounts shown also include 12,027 Common Shares held by each of Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, and Norman L. Traeger, 6,000 Common Shares held by Sharen Jester Turney, 5,000 Common Shares held by William H. Carter and 4,000 Common Shares held by Michael P. Glimcher, in each case, in the form of stock units issued pursuant to the Company’s Amended and Restated 2006 Director Equity Incentive Plan (the “2006 Director Plan”) and the M/I Homes, Inc. 2009 Long-Term Incentive Plan (the “2009 LTIP”). Under the terms of the 2006 Director Plan and the 2009 LTIP, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)	485,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 485,400 Common Shares. 10,000 of these Common Shares are owned by Robert H. Schottenstein’s spouse, as to which Mr. Schottenstein disclaims beneficial ownership. 58,290 of these Common Shares are directly owned by Robert H. Schottenstein. The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

(4)	Based on information set forth in a Schedule 13G/A dated January 27, 2015, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC, an indirect wholly-owned investment management subsidiary of FRI (“FAS”), and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 1,808,250 of such Common Shares and sole dispositive power with respect to 2,004,913 Common Shares.

(5)	Based on information set forth in a Schedule 13G/A filed on January 9, 2015, which was filed on behalf of BlackRock, Inc., a parent holding company, BlackRock Advisors, LLC, Blackrock Asset Management Canada Limited, Blackrock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power with respect to 2,911,678 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(6)	Based on information set forth in a Schedule 13G/A filed on February 12, 2015, which was filed on behalf of Wellington Management Group LLP, a registered investment adviser, who has shared voting power with respect to 1,604,735 of such Common Shares and shared dispositive power with respect to all of such Common Shares.

(7)	Based on information set forth in a Schedule 13G/A date February 15, 2015, which was filed on behalf of Dimensional Fund Advisors LP, a registered investment adviser, who has sole voting power with respect to 1,540,984 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(8)	Based on information set forth in a Schedule 13G/A dated February 10, 2015, which was filed on behalf of Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC, each a registered investment adviser. These reporting persons have shared voting power and shared dispositive power with respect to all of such Common Shares.

In addition to our Common Shares, on March 15, 2007, we issued 4,000,000 Depositary Shares, each representing 1/1000th of a 9.75% Series A Preferred Share of the Company (the “Preferred Shares”). On April 10, 2013, we redeemed 2,000,000 of the outstanding Depositary Shares. The Preferred Shares are not convertible into our Common Shares or any other securities and have no voting rights, except with respect to those specified matters set forth in the Company’s Amended and Restated Articles of Incorporation or as otherwise required by applicable Ohio law. Except as noted below, none of our directors, nominees for director or executive officers (including the Named Executive Officers) owned any of our Preferred Shares as of March 11, 2015.

As of March 11, 2015, Michael P. Glimcher beneficially owns 995 Depositary Shares (less than 0.1% of the outstanding Depositary Shares).

As of March 11, 2015, Robert H. Schottenstein beneficially owns 36,839 Depositary Shares (1.8% of the outstanding Depositary Shares), of which (1) 497 are held in the Irving E. Schottenstein Marital Trust 1, of which Mr. Schottenstein is one of four trustees, (2) 30,397 are held in the Irving E. Schottenstein Marital Trust 2, of which Mr. Schottenstein is one of four trustees, (3) 2,960 are held in the Irving E. Schottenstein Insurance Trust, of which Mr. Schottenstein is one of three trustees, (4) 995 are held in the Alissa Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, (5) 995 are held in the Joshua Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee and (6) 995 are held in the Leah Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee. Mr. Schottenstein, in his capacity as a trustee of each of these trusts, has sole voting power (to the extent applicable) and sole dispositive power with respect to all such Depositary Shares and disclaims beneficial ownership of all such Depositary Shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, objectives and policies. The CD&A focuses on the compensation of our Named Executive Officers for 2014 and the decisions of the Compensation Committee (the “Committee”) with respect to that compensation. The CD&A also provides context for the data we present in the executive compensation tables and the accompanying footnotes and narrative discussion on pages 39-48 of this Proxy Statement.

Executive Summary

Objectives. Through a balanced mix of base salary, annual cash performance bonus and long-term equity awards, the Committee seeks to promote four primary objectives: (1) attracting and retaining exceptional executive officers; (2) motivating our executive officers; (3) aligning the interests of our executives and our shareholders; and (4) rewarding short-term and long-term performance.

2014 Performance. In 2014, we remained focused on continuing the positive financial and operating results that we achieved in 2012 and 2013 and our principal company goals were to build upon our profitability and position the Company for long-term success. We set financial and operational goals for 2014 intended to drive our profitability with a focus on increasing our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”). We achieved our principal company goal of growing our profitability in 2014 as evidenced by our Adjusted Pre-Tax Income of $73.2 million, an increase of $26.1 million, or more than 55%, from 2013. At the same time, although our new contracts declined by 3% in 2014 (primarily as a result of delays in the opening of certain of our new communities), we improved our operational and financial performance in 2014 on a number of other key fronts, including:

•	Revenue. Revenue increased 17% to $1.2 billion;

•	Net Income. Net income increased 7.5% to $41.5 million (excluding a non-operating benefit of $9.3 million from the reversal of our remaining state deferred tax valuation allowance) from $38.6 million (excluding a non-operating benefit of $112.8 million from the reversal of a majority of our deferred tax valuation allowance) in 2013;

•	Homes Delivered. Homes delivered increased 7% to 3,721—their highest level since 2006;

•	Backlog Sales Value. At December 31, 2014, backlog sales value was $425 million—4% greater than a year earlier and the highest level since 2006;

•	Average Sale Price. The average sale price of homes closed increased 9% to $313,000;

•	Operating Margin. Operating margin improved by 110 basis points to 6.8%;

•	Land Position. In 2014, we invested $382 million in land acquisitions and development to position us for continued growth. At December 31, 2014, we controlled 20,725 lots, a 5% increase from December 31, 2013;

•	Credit Facility. We amended our $200 million, unsecured credit facility to, among other things, extend the maturity date by more than two years to October 20, 2018 and increase the maximum borrowing availability to $300 million; and

•	Balance Sheet. Shareholders’ equity at December 31, 2014 was $544 million, a 10% increase from December 31, 2013.

2014 Executive Compensation Program. Our 2014 executive compensation program was substantially similar in design to our 2013 program, with one exception discussed below. Given our continued focus on growing our profitability, the Committee designed our 2014 executive compensation program in a manner intended to drive our profitability. As a result, each Named Executive Officer’s annual cash performance bonus (the most significant part of his compensation) was based solely on our Adjusted Pre-Tax Income. The Committee further designed the annual cash performance bonus in a leveraged manner to reward superior performance. For example, for each Named Executive Officer to receive approximately the same percentage of his maximum annual performance bonus opportunity in 2014 as he received in 2013 (71%), we needed to increase our Adjusted Pre-Tax Income by nearly 40% in 2014. Based on our more than 55% increase in Adjusted Pre-Tax Income in 2014, Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason received cash performance bonuses for 2014 in the amounts of $2,441,565, $1,162,650 and $697,590, respectively. In each case, these bonuses represented 78% of the Named Executive Officer’s maximum annual performance bonus opportunity.

For 2014, the Committee added performance share unit awards (“PSU’s”) to each Named Executive Officer’s equity-based compensation. The PSU’s will vest and be earned, if at all, after the completion of a three-year performance period from January 1, 2014 through December 31, 2016 based (1) 80% on our cumulative Adjusted Pre-Tax Income over the performance period and (2) 20% on our relative total shareholder return compared to our Peer Group (as defined on page 26 of this Proxy Statement and described for purposes of the PSU calculation on page 33 of this Proxy Statement) over the performance period, and continued employment. Any vested PSU’s will be settled on a one-for-one basis in whole Common Shares. The Committee added the PSU awards to the Named Executive Officers’ equity-based compensation based on a combination of factors, including further enhancing our pay-for-performance philosophy, further aligning the interests of our Named Executive Officers and our shareholders, the long-term incentive compensation practices of our Peer Group and providing a balance to our annual incentive plan.

The Committee designs our executive compensation program with a focus on pay-for-performance. Consistent with this design, a significant majority of each Named Executive Officer’s compensation is at risk or variable and dependent on our performance and/or stock price appreciation (i.e., performance-based). The charts below set forth the percentage of each Named Executive Officer’s 2014 total compensation that was performance-based:

2014 TOTAL COMPENSATION

(from Summary Compensation Table on Page 39)

2014 Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Shareholders, our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with 94% of the votes cast in favor of our “say-on-pay” resolution. In each of the four years that we have been required to hold a say-on-pay vote, at least 94% of the votes cast have been in favor of our executive compensation. The Committee views this level of support as a positive endorsement of our executive pay practices. Since the 2014 Annual Meeting, the Committee has considered the results of the 2014 “say-on-pay” vote in its evaluation of our executive compensation program. Based on the strong support our shareholders expressed last year, the Committee did not make any changes to our executive compensation program as a result of the 2014 “say-on-pay” vote.

Compensation Philosophy and Objectives

Our executive compensation program is designed to promote the following philosophy and objectives:

•	Attract and Retain. Compensation should be competitive with the compensation programs of other publicly-traded homebuilders which compete with us for talent to ensure that we can attract and retain exceptional executives.

•	Motivate. Compensation should motivate our executive officers to perform at the highest level and achieve our financial and strategic goals while discouraging excessive risk taking.

•	Align Interests. Compensation should align the interests of our executives and our shareholders with the ultimate goal of creating long-term value for our shareholders.

•	Reward Performance. Compensation should depend on, and reward executives on the basis of, individual and company short and long-term performance with an increasing proportion of pay at risk and directly linked to company performance as an executive’s scope of responsibility increases. We believe this fosters a pay-for-performance culture.

The Committee believes that the overall structure of our compensation program should be fundamentally the same across our entire management team. While actual compensation levels vary based on job responsibilities, individual performance and the compensation paid to similarly-positioned executives within our Peer Group, the Named Executive Officers generally receive the same components of compensation (i.e., base salary, annual cash performance bonus and long-term equity awards) as the rest of our management team. In addition, similar performance goals apply to the annual cash performance bonuses that the Named Executive Officers and the rest of the management team are eligible to receive. For example, in 2014, each management team member’s annual cash performance bonus was based primarily on Adjusted Pre-Tax Income. The Committee believes this consistency promotes a coordinated approach to managing our business, ensures that the entire management team focuses on the same corporate goals and objectives and shares in the risks and rewards of our performance in a similar manner, reduces the likelihood of excessive risk taking and fosters team work and collaboration.

In addition, when setting the compensation for our Named Executive Officers, the Committee recognizes that our executives have served the Company for an extended period of time and have considerable experience in both up and down cycles in the homebuilding industry. Given the cyclical nature of our business, the Committee believes that this experience provides significant value to us and the Named Executive Officers’ compensation should reflect this experience as well as their consistent contributions to our long-term success and our expectation that such contributions will continue.

Role of Executive Officers

Consistent with past practice, in 2014, the Committee requested that our Chief Executive Officer, with the assistance of other members of senior management, make initial recommendations to the Committee regarding the 2014 executive compensation program. Thereafter, in the course of its deliberations, the Committee from time to time solicited further input from the Chief Executive Officer and such other members of management. At the request of the Committee, the Chief Executive Officer and certain of such other members of management attended and participated in the Committee meetings. The Committee believes this input is valuable because of the Chief Executive Officer’s close working relationship with the other Named Executive Officers and management’s comprehensive knowledge of our business, operations and financial and strategic goals. This input also helps to ensure that our executive compensation program is consistent with, and motivates the executives to effectively execute, such goals and objectives. The Committee, however, has sole authority to determine all elements of executive compensation and makes all final determinations regarding the Named Executive Officers’ compensation.

Role of Compensation Consultant and Consultant Independence

The Committee retained Pearl Meyer & Partners (“Pearl Meyer”) to serve as its independent outside compensation consultant for 2014. Pearl Meyer’s engagement in 2014 focused on: (1) reviewing our executive compensation program as a whole, each principal component and the mix of compensation; (2) analyzing competitive pay data for our Peer Group, including comparing (a) our Named Executive Officers’ compensation (total compensation, total annual cash compensation and each principal component) to the compensation of similarly-positioned executive officers within our Peer Group and (b) our annual cash incentive plan and long-term incentive plan practices with the practices of our Peer Group; (3) assisting the Committee in the design of the PSU awards that were added to our equity compensation component; (4) analyzing our performance relative to the performance of the companies in our Peer Group, with a particular focus on one, three and/or five-year revenue growth, net income margin and total shareholder return; (5) analyzing the relationship between our pay and performance; and (6) advising the Committee of current market trends and developments in executive compensation. At the request of the Committee, Pearl Meyer attended certain of the Committee meetings relating to the 2014 executive compensation program and discussed with management the recommendations that management planned to make to the Committee regarding the Named Executive Officers’ 2014 compensation. Additionally, in 2014, Pearl Meyer advised the Committee regarding the amendment to our 2009 LTIP, which our shareholders approved at the 2014 Annual Meeting of Shareholders, and changes to our director compensation program.

During 2014, we did not engage Pearl Meyer or its affiliates for any services beyond its support of the Committee. The Committee requested and received a statement from Pearl Meyer detailing its qualifications of independence and, based on such statement and other factors, the Committee has determined that the engagement of Pearl Meyer did not raise any conflict of interest.

Setting Executive Compensation

During the first quarter of each year, the Committee evaluates the performance of our Named Executive Officers, determines whether they will receive bonuses for the prior year based on our performance and establishes the compensation program for the current year.

In connection with establishing the Named Executive Officers’ 2014 compensation, the Committee reviewed the following:

•	a four-year report prepared by our human resources department summarizing (1) our financial performance, total shareholder return and share price during each of the preceding four fiscal years (2010-2013) and (2) the performance bonuses paid and the stock options granted to our Named Executive Officers as a group and company-wide with respect to the same period;

•	a statement of our 2014 financial and strategic goals and objectives prepared by our senior management team;

•	the senior management team’s recommendations for the (1) annual cash performance bonus program and (2) equity-based compensation program (including stock options and PSU’s) for 2014;

•	a report prepared by our human resources department detailing the number of stock options granted during each of the preceding five fiscal years (2009-2013) to each current participant (including the Named Executive Officers) and all participants in the aggregate under our equity compensation plans. The report also sets forth the number and percentage of the outstanding stock options that were underwater (i.e., the exercise price exceeded the then-current market price of our Common Shares on the NYSE), our burn rate and the total number of Common Shares that remained available for grant under the 2009 LTIP, our current equity compensation plan;

•	tally sheets prepared by our human resources department setting forth the (1) dollar value of each component of compensation and total compensation for each Named Executive Officer for 2013 and, on an estimated basis, for 2014, including base salary, annual cash performance bonus, service-based stock options, PSU’s (in the case of 2014) and benefits and perquisites, (2) realizable value (i.e., the difference between the then-current market price of our Common Shares on the NYSE and the exercise price) of all outstanding stock options held by each Named Executive Officer (on an exercisable and unexercisable basis), and (3) potential payments to each Named Executive Officer upon a change of control;

•	the individual performance of each Named Executive Officer; and

•	multiple reports prepared by Pearl Meyer analyzing our executive compensation program. These reports included (1) competitive data comparing the total compensation, total annual compensation, each principal component of compensation and the mix of compensation received by each Named Executive Officer to similarly-positioned executive officers within the peer group of publicly-traded homebuilders set forth below (the “Peer Group”), (2) a review of our annual and long-term incentive plan practices and the practices of our Peer Group, (3) information relating to the potential forms of long-term incentive compensation and recommendations regarding changes to our long-term incentive plan practices, (4) competitive data comparing our performance to the performance of the Peer Group companies (including one, three and/or five-year revenue growth, net income margin and total shareholder return), and (5) an assessment of the relationship between our Named Executive Officers’ pay and our performance.

The Peer Group consisted of:

Beazer Homes USA, Inc.	Meritage Homes Corporation

Brookfield Residential Properties	NVR, Inc.

D. R. Horton, Inc.	PulteGroup, Inc.

Hovnanian Enterprises, Inc.	Ryland Group, Inc.

KB Home	Standard Pacific Corp.

Lennar Corporation	Toll Brothers, Inc.

M.D.C. Holdings, Inc.

The Committee, with the assistance of management and Pearl Meyer, selected our Peer Group. We chose these companies (all of which are publicly-traded homebuilders) because we believe they represent our chief competitors for personnel, customers and/or investment. In 2014, the Peer Group remained the same as in 2013, except for purposes of the PSU’s (as discussed on page 33 of this Proxy Statement).

The Committee utilized the Peer Group data to gain a general understanding of the compensation practices of our competitors and ensure that the total compensation and each principal component received by the Named Executive Officers was generally consistent and competitive with the components, forms and amounts of compensation paid by our competitors (i.e., reasonable on a relative basis and not excessive nor too low to serve its purpose). The Committee recognizes that peer group data is an important indicator of competitiveness and compensation trends. However, the Committee also recognizes that each company within the Peer Group is unique. For example, many of the companies in the Peer Group are larger than us in terms of revenue and market capitalization. Therefore, the Committee believes that peer group data should be used only as a point of reference and one of several factors considered in setting executive compensation. As a result, the Committee did not use the Peer Group data to benchmark our executive compensation program, or any component thereof, to a specific percentile or ranking within our Peer Group (e.g., market median) and has discretion in determining the nature and extent of its use of such data.

Components of 2014 Executive Compensation

For 2014, the principal components of our executive compensation program were:

•	base salary;

•	annual cash performance bonus; and

•	equity-based compensation in the form of (1) stock options and (2) PSU’s.

We do not have a pre-established formula or target for the allocation between cash and non-cash compensation or short and long-term compensation. Instead, the Committee annually considers the Peer Group data, individual and corporate performance, our short and long-term financial and strategic goals, the prevailing conditions in the homebuilding industry and the general economy and our past practices. Based on this review and advice from Pearl Meyer, the Committee subjectively determines what it believes is the appropriate mix of compensation to align our executive compensation with our financial and strategic goals and compensation philosophy and objectives.

The Committee is committed to a pay-for-performance philosophy and believes that most of our Named Executive Officers’ compensation should be at risk or variable and dependent on our performance and/or stock price appreciation. As a result, for 2014 (and generally consistent with our historical levels), approximately 82%, 78% and 73% of Messrs. Schottenstein’s, Creek’s and Mason’s respective total compensation (as reflected in the Summary Compensation Table on page 39 of this Proxy Statement) was at risk or variable and dependent on our performance and/or stock price appreciation. In addition to reinforcing our pay-for-performance philosophy, the Committee believes this emphasis on at-risk and variable compensation motivates our Named Executive Officers to achieve our financial and strategic goals, focuses them on appropriate priorities and aligns the interests of our Named Executive Officers and our shareholders.

Base Salary

Base salary is the fixed component of each Named Executive Officer’s compensation. As such, base salary is designed to provide a fundamental level of compensation regardless of our performance and the performance of our Common Shares so that executives do not feel pressured to take unnecessary or excessive risks or overly focus on the price of our Common Shares to the detriment of other important business metrics. The Committee annually reviews and subjectively determines each Named Executive Officer’s base salary. In 2014, the Committee considered the following factors when determining the base salaries of each Named Executive Officer:

•	the base salary levels of similarly-positioned executives in our Peer Group;

•	each Named Executive Officer’s individual and our performance in 2013;

•	each Named Executive Officer’s scope of responsibility;

•	each Named Executive Officer’s level of experience and tenure; and

•	the then-current state of the homebuilding industry and the general economy.

The Committee did not assign any specific weighting to these factors.

Although the Committee recognized that each Named Executive Officer performed well in 2013, the Committee determined, based on its review of the foregoing factors and input from Pearl Meyer, to keep the 2014 base salaries of the Named Executive Officers unchanged from their 2013 levels. With respect to Mr. Schottenstein, the Committee noted his leadership role in executing our operational strategy to build upon our profitability in 2013. For Mr. Creek, the Committee noted his management of our capital structure and balance sheet (including two successful capital markets transactions) and his increasingly expanded role in managing our operations. For Mr. Mason, the Committee noted his management and oversight of our legal and human resources departments, risk management, regulatory compliance and land acquisition and development.

Annual Cash Performance Bonus

The annual cash performance bonus is designed to motivate our Named Executive Officers and reward them based on our achievement of one or more pre-determined, objective corporate performance goals that are tied to our financial and strategic goals for the year. The annual cash performance bonus is awarded pursuant to our shareholder-approved 2009 Annual Incentive Plan, a cash-based incentive plan designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to ensure tax deductibility. Historically and in 2014, the annual cash performance bonus opportunity has represented the most significant portion of each Named Executive Officer’s potential total compensation. For example, in 2014, the annual cash performance bonus opportunity represented 53%, 44% and 42% of Messrs. Schottenstein’s, Creek’s and Mason’s potential total compensation, respectively. The Committee believes this fosters a results-driven, pay-for-performance culture, builds accountability and aligns the interests of the Named Executive Officers and our shareholders.

During the first quarter of 2014, the Committee established the annual cash performance bonus program for 2014, including (1) the award formulas and the performance goals to be measured to determine the bonus amount (if any) that each Named Executive Officer would earn and (2) the maximum bonus that each Named Executive Officer would be eligible to earn. For 2014, the Committee established maximum potential performance bonuses for Messrs. Schottenstein, Creek and Mason of 350%, 250% and 200% of their respective 2014 base salaries. The Committee selected the maximum percentages subjectively without the use of any formulaic methodology. In selecting these percentages, the Committee considered the annual performance bonus opportunities for similarly-positioned executives in our Peer Group, our past practices, the Named Executive Officer’s scope of responsibility (i.e., as an executive’s scope of responsibility increases, the proportion of compensation that is performance-based increases) and input from Pearl Meyer. These maximum percentages have applied since 1999, 2006 and 2013 for Messrs. Schottenstein, Creek and Mason, respectively.

The Committee established the 2014 award formulas and performance goals based on a number of factors, including:

•	our 2014 financial projections and financial and strategic goals;

•	our 2013 performance;

•	the performance goals and annual bonus opportunities for similarly-positioned executives in our Peer Group;

•	the prevailing conditions in the homebuilding industry and the general economy;

•	our past compensation practices;

•	the executive’s scope of responsibility;

•	individual performance; and

•	input from Pearl Meyer.

The Committee used its discretion and judgment to subjectively establish the award formulas and performance goals without applying any formula or attaching any specific weight to any of these factors. Under the 2009 Annual Incentive Plan, the Committee may exercise negative discretion and reduce the amount of compensation to be paid to a participant with respect to an award.

At the time the Committee established the 2014 annual cash performance bonus program, we were coming off of our second consecutive year of profitability in 2013 in which we increased our Adjusted Pre-Tax Income by nearly 250% from 2012. In 2014, we remained focused on continuing to build upon our profitability and positioning the Company for long-term success. Given this focus and consistent with our 2012 and 2013 annual cash performance bonus programs, the Committee selected Adjusted Pre-Tax Income as the sole performance goal for 2014. In making the decision, the Committee took several factors into account. First, the Committee believed that the selection of the Adjusted Pre-Tax Income metric directly focused the Named Executive Officers on our goal of growing our profitability, linked pay to our performance and supported our strategy to create shareholder value. Second, based on our financial results in 2012 and 2013 and the annual cash performance bonus programs for those years, the Committee believed that the Adjusted Pre-Tax Income metric had contributed to our improved financial performance in those years. Third, the Committee noted that an income-based performance goal encourages the Named Executive Officers to take a more balanced approach to our performance by focusing them on both increasing our revenue and controlling our expenses. Finally, the selection of Adjusted Pre-Tax Income was consistent with the practices of our Peer Group. According to the Peer Group data, 10 of the 13 companies in our Peer Group used pre-tax income as at least one of the performance goals in their most recent annual performance bonus program and 12 of the 13 companies included at least one income-based performance goal in their annual bonus program.

The Committee established threshold and maximum Adjusted Pre-Tax Income goals of $20 million and $110 million, respectively, for 2014 and designed the award formulas so that each Named Executive Officer would earn 45% and 100% of his maximum potential bonus opportunity at the threshold and maximum performance levels, respectively (with the amount earned increasing proportionately for performance that falls between the threshold and maximum performance levels). The Committee further designed the award formulas so that for each Named Executive Officer to receive approximately the same percentage of his maximum performance bonus opportunity in 2014 that he received in 2013 (71%), we needed to increase our Adjusted Pre-Tax Income by nearly 40% in 2014. The Committee believed this design provided a reasonable but challenging goal that would drive growth in our profitability. Consistent with its historical practice of leveraging the design of the bonus program, the Committee selected $110 million as the maximum Adjusted Pre-Tax Income goal. At this level, maximum bonuses would be earned for 2014 only if we materially exceeded our expectations and increased our Adjusted Pre-Tax Income by $62.9 million, or 134%, from 2013. To foster team work and cohesion among our leadership, the Committee continued to align the payout opportunities for the executives so that each executive would earn the same percentage of his maximum performance bonus opportunity at all performance levels.

The following table sets forth the specific amount that each Named Executive Officer was eligible to earn based on our achievement of the threshold and maximum performance goals and the actual amount earned based on our 2014 performance:

Adjusted Pre-Tax Income Performance Goal(1)

Named Executive Officer	Amount Earned at Threshold(2)	Amount Earned at Maximum(2)	Actual Amount Earned in 2014
Robert H. Schottenstein	$1,417,500	$3,150,000	$2,441,565

Phillip G. Creek	$675,000	$1,500,000	$1,162,650

J. Thomas Mason	$405,000	$900,000	$697,590
(1)	Adjusted Pre-Tax Income means the Company’s pre-tax income from operations, excluding extraordinary items, such as asset impairments and certain other non-cash write-offs. For 2014, Adjusted Pre-Tax Income was equal to the sum of the Company’s (a) income before income taxes and (b) impairment of inventory and investment in unconsolidated joint ventures, in each case as reflected in our audited consolidated statement of income included in our 2014 Form 10-K.

(2)	The amounts earned increase proportionately between the threshold performance level and the maximum performance level.

In 2014, we achieved Adjusted Pre-Tax Income of $73.2 million, an increase of $26.1 million, or more than 55%, from 2013. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $2,441,565, $1,162,650 and $697,590, respectively. In each case, these bonuses represented 78% of the Named Executive Officer’s maximum potential performance bonus opportunity. In reviewing and approving these bonuses, the Committee noted that, while our Adjusted Pre-Tax Income in 2014 increased by more than 55% from 2013, Messrs. Schottenstein’s, Creek’s and Mason’s annual performance bonuses for 2014 increased by only 10%, 10% and 14%, respectively, from 2013. The Committee also noted the annual performance bonuses earned by similarly-positioned executives in our Peer Group.

Equity-Based Compensation

The equity-based compensation component is designed to provide incentive compensation that motivates and rewards long-term performance, aligns the interests of our Named Executive Officers and our shareholders, promotes retention and balances long-term operating decisions with short-term objectives. Historically, the Committee has annually granted our Named Executive Officers long-term equity-based compensation in the form of service-based stock options which vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option is granted and expire ten years after the date of grant.

In 2014, the Committee made one change to the equity-based compensation component. In addition to the option awards, the Committee granted to each Named Executive Officer a PSU award in 2014 pursuant to our 2009 LTIP. Under these PSU awards, each Named Executive Officer received a target number of PSU’s which will vest and be earned, if at all, after the completion of a three-year performance period from January 1, 2014 through December 31, 2016 (the “Performance Period”) based (1) 80% on our cumulative Adjusted Pre-Tax Income (the “Adjusted Pre-Tax Income Performance Goal”) over the Performance Period and (2) 20% on our relative total shareholder return compared to our Peer Group (the “Relative TSR Performance Goal”) over the Performance Period, and continued employment. Any vested PSU’s will be settled on a one-for-one basis in whole Common Shares. Any PSU’s that do not vest will be forfeited. The PSU’s have no dividend or voting rights.

The Committee added the PSU awards to the Named Executive Officers’ equity-based compensation based on a combination of factors. First, because the PSU’s are dependent on our performance over several years and paid in Common Shares, the Committee believed the PSU’s further aligned the interests of our Named Executive Officers and our shareholders. Second, based on the Peer Group data provided by Pearl Meyer, the aggregate value of the long-term compensation awarded to our Named Executive Officers continued to rank in the bottom quartile of our Peer Group. By adding the PSU’s, the Committee believed that it could address this competitive disconnect with the Named Executive Officers’ compensation remaining fair and reasonable. Third, nearly every company in our Peer Group provided their executives with a long-term equity-based compensation component similar to the PSU’s. Fourth, the PSU’s enhanced our focus on pay-for-performance. For example, if we fail to satisfy the threshold performance levels, the Named Executive Officers will forfeit their PSU’s and not realize any compensation in respect of the PSU awards. Fifth, by incentivizing our executives to achieve our long-term goals, the PSU’s helped to balance the risks associated with our short-term annual incentive plan. Finally, Pearl Meyer supported the PSU awards to the Named Executive Officers.

When determining the number of stock options and the target number of PSU’s to grant to the Named Executive Officers in 2014, the Committee considered the following factors:

•	our corporate performance;

•	the Named Executive Officer’s individual performance, scope of responsibility, and ability to impact our future performance;

•	the long-term equity-based compensation for similarly-positioned executive officers in our Peer Group;

•	the estimated expense, dilutive effect, and impact on our burn rate;

•	the number of stock options previously granted to each Named Executive Officer and the number of such stock options that are underwater; and

•	input from Pearl Meyer.

Taking this information into account, the Committee used its discretion and judgment to subjectively determine the number of options and PSU’s to grant to each Named Executive Officer without applying a formula or attaching a specific weight to any of the factors.

Stock Options. In February 2014, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively, with aggregate grant date fair values of $1,042,800, $695,200 and $347,600, respectively. For each Named Executive Officer, these awards represented the same number of service-based stock options that he received in 2013. The Committee did not change the number of stock options granted to the Named Executive Officers because for 2014 it intended to address changes to the equity-based compensation component through the addition of the PSU awards. Consistent with past stock option awards, the 2014 options vest and become exercisable in 20% increments on December 31, 2014, 2015, 2016, 2017 and 2018, subject to the Named Executive Officer’s continued employment on the applicable vesting date.

Because stock options have value only if the price of our Common Shares increases, the Committee believes that they are inherently tied to our performance and shareholder return and thereby align the interests of our Named Executive Officers and our shareholders. The Committee further believes that the five-year vesting schedule encourages our Named Executive Officers to focus on our long-term performance, mitigates excessive risk taking in the short-term, serves as a valuable retention tool (as unvested options are forfeited if an executive voluntarily terminates his employment) and is consistent with the nature of the homebuilding business (i.e., the business requires a relatively long-term time horizon before a financial benefit is realized).

PSU’s. In February 2014, the Committee awarded Messrs. Schottenstein, Creek and Mason 25,220, 16,813 and 8,406 target number of PSU’s, respectively, with aggregate grant date fair values of $585,911, $390,601 and $195,289, respectively. The Committee subjectively determined the target number of PSU’s for each Named Executive Officer. In the Committee’s view, the PSU awards provided meaningful additional long-term incentive compensation that addressed the relative shortfall in the Named Executive Officers’ long-term incentive compensation compared to our Peer Group but did not cause the Named Executive Officers’ total potential compensation to become unreasonable. The actual number of PSU’s that will vest and be earned (if any) by each Named Executive Officer will be based (1) 80% on the Adjusted Pre-Tax Income Performance Goal over the Performance Period and (2) 20% on the Relative TSR Performance Goal over the Performance Period. For each performance goal, the Committee established threshold, target and maximum performance levels and the PSU’s will vest, if at all, after completion of the Performance Period, based upon our level of satisfaction of such performance goal, at the following percentage levels of the target number of PSU’s allocated to such performance goal:

Level of Satisfaction of Performance Goal(1)(2)	Percentage of Target PSU’s Vesting(1)

Below Threshold	0%

Threshold	50%

Target	100%

Maximum or Above	150%

(1)	The percentage of the target PSU’s that will vest and be earned for performance between (a) the threshold and target levels will increase proportionately from 50% to 100% based on our actual performance and (b) the target and maximum levels will increase proportionately from 100% to 150% based on our actual performance.

(2)	The same threshold, target and maximum performance levels for each performance goal apply to each Named Executive Officer.

Additionally, the Named Executive Officer must remain employed by us through the end of the Performance Period for the PSU’s to vest and be earned, except in the case of termination due to death, disability or retirement or involuntary termination without cause by us.

The Committee selected Adjusted Pre-Tax Income as the primary performance goal (weighted 80%) for generally the same reasons that it selected Adjusted Pre-Tax Income as the performance goal for the annual cash bonus program. In particular, the Committee noted that Adjusted Pre-Tax Income (1) was a key metric in the Company’s financial and strategic plan, (2) directly focused the Named Executive Officers on our goal of growing our profitability, (3) provided a balanced approach to measuring our performance and (4) was consistent with the long-term incentive plan practices of companies in our Peer Group.

The Committee set the Adjusted Pre-Tax Income Performance Goal threshold, target and maximum performance levels based on our budgets and strategic plan for the Performance Period, the prevailing conditions in the homebuilding industry and our expectations regarding variability in the homebuilding industry over the Performance Period. The Committee intended for the target level to approximate our budgeted Adjusted Pre-Tax Income for the Performance Period and set the threshold and maximum levels at 80% and 120% of the target level, respectively. While the Committee believes the target level is reasonably achievable with strong management performance that is consistent with our expectations, for the Company to achieve the target level, our average annual Adjusted Pre-Tax Income during the Performance Period must materially exceed our 2013 Adjusted Pre-Tax Income ($47.1 million). The maximum performance level was designed to require performance that materially exceeds our expectations and be challenging (but not impossible) to achieve. The threshold performance level was designed to mitigate the incentive for the Named Executive Officers to take unnecessary risks to achieve the target performance level by providing the Named Executive Officers with a reasonable vesting opportunity if our average annual Adjusted Pre-Tax Income during the Performance Period falls short of the target level but still significantly exceeds our 2013 Adjusted Pre-Tax Income.

In selecting the Relative TSR Performance Goal as the secondary performance goal (weighted 20%), the Committee considered that this metric (1) provides an external performance perspective, (2) assesses performance on a relative basis and (3) helps reward the Named Executive Officers for decisions that cannot be fully captured in financial metrics measured over a finite period. Relative total shareholder return will be calculated based on changes in the market price of our Common Shares (plus dividends paid on the Common Shares (if any)) over the Performance Period compared against each company in our Peer Group. For purposes of this calculation, the Committee replaced Brookfield Residential Properties with Taylor Morrison Home Corporation within our Peer Group. The Committee determined that given the diversity of Brookfield Residential Properties’ business, Taylor Morrison Home Corporation was a more appropriate peer and elected to make this change for purposes of the PSU awards and for the 2015 compensation analysis. Subject to Section 162(m) of the Code, the Committee has the authority to make certain other changes to the Peer Group over the Performance Period to account for material changes in the business of any of the Peer Group companies.

Under the Relative TSR Performance Goal, the Committee set (1) the threshold performance level at the 25th percentile of the Peer Group, (2) the target performance level at the 50th percentile of the Peer Group and (3) the maximum performance level at the 75th percentile of the Peer Group. The Committee selected these performance levels based upon the recommendation of Pearl Meyer which advised that these levels were consistent with market practices for a relative total shareholder return performance metric.

Given the PSU’s three-year Performance Period and the cyclical nature of the homebuilding industry, the Committee recognizes that setting certain of the target performance levels is subject to inherent uncertainty. The Committee presently intends to annually award PSU’s subject to a three-year performance period to the Named Executive Officers and believes that the resulting overlapping performance periods will provide the Committee with the flexibility to appropriately reflect the conditions in the homebuilding industry at the time the targets are set.

The Committee grants all equity-based awards (including awards to our non-employee directors) pursuant to the 2009 LTIP. Except in the case of grants for new hires (which are made at the first Committee meeting following the hiring date), the Committee grants all employee stock options and PSU’s at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance, and the meeting follows our release of earnings for the prior year. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant (i.e., the date the Committee approves the grant).

Benefits and Perquisites

Employee Benefits. We provide all of our employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We have also historically elected to make an annual profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of a participant’s annual compensation that is eligible for profit sharing to $50,000. For 2014, the Company contribution made on behalf of each Named Executive Officer was approximately $1,754. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, vision, life and short-term disability insurance. We share the cost of these benefit programs with our employees and provide benefits at competitive market levels to help attract and retain employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

We also maintain a $1.0 million supplemental split-dollar life insurance policy for Mr. Creek. Under this arrangement, we have an obligation to pay a portion of the premium and he has an obligation to pay the balance of the premium. In addition to paying our portion of the premium, we pay his portion and reimburse him for the taxes he incurs with respect to our payment of his portion. Prior to 2002, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have not provided this benefit to any of our new executive officers and have continued (on the same terms without any material modification) only those split-dollar policies that were in effect for our executive officers at the time of the adoption of the Sarbanes-Oxley Act of 2002 and that have not otherwise been surrendered and terminated.

Perquisites. We do not provide our Named Executive Officers with any material perquisites or personal benefits, except that all Named Executive Officers, along with certain other members of management, receive a monthly automobile allowance. The amount of the allowance is based on position within M/I Homes. The Committee believes this limited perquisite is reasonable and consistent with competitive market practices.

Payments in Connection with Termination of Employment or Change in Control

We do not currently have employment or severance agreements with any of our Named Executive Officers, other than the change in control agreements described below (the “Change in Control Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control, except for the benefits provided under the Change in Control Agreements, our equity compensation plans and our annual performance bonus plan under certain circumstances. The Committee believes these benefits are generally consistent with market practice within our Peer Group, help us attract and retain exceptional executives and, in the case of change in control benefits, align executive and shareholder interests by enabling the Named Executive Officers to pursue corporate transactions without a concern for job security.

Change in Control Agreements. In July 2008, we entered into a Change in Control Agreement with each Named Executive Officer. The Agreements are identical in all respects, except for the amounts payable thereunder, and remain in effect for so long as the applicable Named Executive Officer is employed by us or until we mutually agree to terminate his Agreement.

As previously reported, the Committee determined in July 2008 that it was in our best interests to enter into the Change in Control Agreements based on several considerations, including to: (1) serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction; (2) focus the Named Executive Officers on leading our business through the then turbulent times; (3) ensure that the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security; and (4) ensure our compensation practices remained competitive.

Because the Change in Control Agreements are intended to provide the Named Executive Officers with a level of financial protection only upon loss of employment in connection with a change in control, they require a “double trigger.” Under the Agreements, if (1) we terminate a Named Executive Officer’s employment without cause within six months prior to or twenty-four months after a change in control or (2) a Named Executive Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to:

•	a lump sum payment equal to the sum of:

•	a pre-determined multiple of his then-current annual base salary,

•	a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination,

•	a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated, calculated based upon (1) the degree to which the performance goals applicable to his bonus have been achieved (on a pro-rated basis) through the last day of the month preceding the Named Executive Officer’s termination of employment and (2) the number of full calendar months that have elapsed during the fiscal year in which the termination occurs, and

•	any unused vacation; and

•	continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage.

The pre-determined payment multiples for Messrs. Schottenstein, Creek and Mason are 2.99, 2 and 2, respectively. These multiples were determined by the Committee based primarily on a review of competitive market data for our Peer Group.

Additionally, under the Change in Control Agreements, if the payments to be received by a Named Executive Officer upon a change in control constitute “excess parachute payments” under Section 280G of the Code, and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). The Committee included this modified gross-up provision to balance protecting the Named Executive Officers from any excise tax with limiting our exposure to the cost of a gross-up if the excise tax is triggered by a minimal amount.

1993 Plan. Pursuant to the terms of our 1993 Stock Incentive Plan as Amended (the “1993 Plan”), the predecessor equity compensation plan to our 2009 LTIP, and the form of award agreement that applies to all outstanding stock options thereunder (all of which are vested and exercisable), if a participant’s employment is terminated for any reason other than retirement, death or disability, all of his or her options will expire unless exercised within 30 days after the date of termination. In the case of a participant’s termination due to death or disability or retirement, all of his or her options will expire unless exercised within one year after the date of termination or retirement.

2009 LTIP. Pursuant to the terms of the 2009 LTIP and the form of award agreement that applies to all outstanding stock options thereunder, if a participant’s employment is terminated for any reason other than retirement, death, disability or cause, his or her stock option privileges will be limited to the options immediately exercisable on the date of termination and expire unless exercised within 60 days after such date. In the case of termination due to retirement, death or disability, all options will become immediately exercisable and expire unless exercised by the applicable expiration date of the option. In the case of termination for cause, a participant will forfeit all of his or her options (whether or not exercisable). In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding stock options. However, if in connection with a change in control, the Committee elects to (1) cancel any option, the participant will be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the change in control to holders of the same number of Common Shares as the number of Common Shares underlying the option being cancelled over the aggregate exercise price of the option being cancelled or (2) cause a substitute award to be issued with respect to any option, the substitute award must substantially preserve the value, rights and benefits of the option being substituted.

Pursuant to the terms of the 2009 LTIP and the form of award agreement that applies to all outstanding PSU’s thereunder, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), the participant will forfeit all of his or her PSU’s. In the case of termination due to death or disability, the number of PSU’s that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest and be earned. In the case of termination due to retirement or involuntary termination by us without cause, a prorated portion of the PSU’s that would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the full number of months that the participant remained employed during the performance period. In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding PSU’s. However, if in connection with a change in control, the Committee elects to (1) cancel any PSU award, then the target number of PSU’s subject to such award will vest and the participant will be entitled to receive a cash payment equal to the product of (a) the value of the consideration to be paid for each Common Share in connection with the change in control and (b) the number of vested PSU’s or (2) cause a substitute award to be issued with respect to any PSU, the substitute award must substantially preserve the value, rights and benefits of the PSU being substituted.

2009 Annual Incentive Plan. Pursuant to the terms of the 2009 Annual Incentive Plan, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), he or she will not be eligible to receive any compensation under the 2009 Annual Incentive Plan for such performance period. In the case of termination due to death, disability, retirement or involuntary termination by us without cause, he or she will be eligible to receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable (based on our actual performance as of the end of the performance period) if he or she had remained employed for the full performance period. If a participant’s employment is terminated after the end of a performance period but prior to the related payment date, he or she will be entitled to receive any compensation earned for such performance period, except in the event of a termination for cause, in which case he or she will not be eligible to receive any compensation for such performance period. In the case of a change in control of M/I Homes, each outstanding award under the 2009 Annual Incentive Plan will be deemed earned and payable at its “target” level.

For more information concerning the Named Executive Officers’ rights (including quantification of the amounts that would be payable) under the Change in Control Agreements, the 1993 Plan, the 2009 LTIP and the 2009 Annual Incentive Plan upon termination of employment or a change in control, see the “Potential Payments Upon Termination of Employment or Change in Control” section on page 44 of this Proxy Statement.

Deferred Compensation

The Named Executive Officers may elect to defer payment of part or all of their annual cash performance bonus (if any) to a later date under our Executives’ Deferred Compensation Plan. The deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion, which is the same day the bonus is paid and the allocation is made. Each executive’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than retirement or, in certain cases, disability (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice. We make no contributions under the Executives’ Deferred Compensation Plan (matching or otherwise), and the future payment obligations under the Plan are our general unsecured obligations.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the interests of our Named Executive Officers and our shareholders. None of the Named Executive Officers elected to defer any portion of the cash performance bonus he received in 2015 relating to our 2014 performance. Additional information related to the Named Executive Officers participation in the Executives’ Deferred Compensation Plan and their respective aggregate account balances thereunder as of December 31, 2014 is set forth in the Nonqualified Deferred Compensation table on page 43 of this Proxy Statement.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we encourage our Named Executive Officers to own our Common Shares by making equity-based compensation a meaningful part of each executive’s total compensation and providing our executives with the opportunity to defer payment of part or all of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives’ Deferred Compensation Plan.

We grant equity-based awards to align the interests of our Named Executive Officers and our shareholders. Accordingly, under our Insider Trading Policy, we prohibit our executives from buying or selling put options, call options or other derivative securities related to our Common Shares or engaging in short sales or hedging transactions (among other transactions) because we believe such securities and transactions are counter to the alignment we seek to achieve. Under our Insider Trading Policy, we also prohibit our executives from holding our Common Shares in a margin account or otherwise pledging Common Shares as collateral for a loan.

Tax Implications

Section 162(m) generally prohibits a company from deducting compensation paid to certain “covered employees” (its principal executive officer and three other most highly compensated executive officers (other than the principal financial officer)) in excess of $1 million per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. The Committee considers the deductibility of our executive compensation under Section 162(m) and structures the annual cash performance bonus under our 2009 Annual Incentive Plan and the equity compensation awards under our 2009 LTIP with the goal of qualifying any compensation paid thereunder as “performance-based” compensation excluded from the $1 million cap. We believe all compensation paid to our Named Executive Officers for 2014 will be fully deductible for federal income tax purposes.

In certain cases, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such compensation is necessary to meet our financial and strategic objectives or to adapt to changing circumstances.

Looking Forward – 2015 Compensation

The Committee engaged Pearl Meyer to serve as its independent outside compensation consultant for 2015. In the course of the engagement, Pearl Meyer reviewed our executive compensation program as a whole and each principal component of the program and provided market data relating to the current executive compensation practices within our Peer Group. After reviewing our executive compensation program and the data provided by Pearl Meyer, consulting with Pearl Meyer and receiving input from our Chief Executive Officer and other members of management, in the first quarter of 2015, the Committee established our 2015 executive compensation program. The 2015 program includes the same components of compensation as 2014 and is substantially similar in design to our 2014 program. Set forth below is a summary of the principal components of the 2015 executive compensation program.

Base Salary. The base salaries for Messrs. Schottenstein, Creek and Mason remain at $900,000, $600,000 and $450,000, respectively.

Annual Performance Bonus. For 2015, each Named Executive Officer is eligible to receive a cash performance bonus that is based on our Adjusted Pre-Tax Income in 2015. The maximum cash performance bonuses that Messrs. Schottenstein, Creek and Mason may receive for 2015 are 350%, 250% and 200% of their respective 2015 base salaries (the same maximum percentages of base salary that applied in 2014).

Equity-Based Compensation. In February 2015, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively, which, in each case, represents the same number of service-based stock options that he received in 2014. Consistent with past stock option awards, these options vest and become exercisable in 20% increments on December 31, 2015, 2016, 2017, 2018 and 2019, subject to the Named Executive Officer’s continued employment on the applicable vesting date.

In addition, the Committee awarded Messrs. Schottenstein, Creek and Mason 28,195, 18,796 and 9,398 target number of PSU’s. The PSU’s will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2015 through December 31, 2017, based (1) 80% on our cumulative Adjusted Pre-Tax Income and (2) 20% on our relative total shareholder return compared to our Peer Group over the performance period, and continued employment. The actual number of PSU’s that will vest and be earned by each Named Executive Officer may be increased by up to 50% (from the target number) if we achieve the maximum performance levels for both of the performance goals and be decreased to zero if we fail to meet the threshold performance levels for both of the performance goals. If we achieve the threshold performance levels for both of the performance goals, 50% of each Named Executive Officer’s target number of PSU’s will vest and be earned. The percentage of the target number of PSU’s that will vest and be earned for performance between (1) the threshold and target performance levels will increase proportionately from 50% to 100% based on our actual performance and (2) the target and maximum performance levels will increase proportionately from 100% to 150% based on our actual performance. The same minimum, target and maximum performance levels apply to each Named Executive Officer. The vested PSU’s will be settled on a one-for-one basis in whole Common Shares. The PSU’s have no dividend or voting rights. Any portion of the PSU’s that do not vest will be forfeited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2014 Form 10-K.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Norman L. Traeger

Sharen Jester Turney

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2014

The following table summarizes the total compensation for the fiscal years ended December 31, 2014, 2013 and 2012 for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer during the 2014 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert H. Schottenstein	2014	900,000	585,911	1,042,800	2,441,565	11,954	4,982,230
Chairman, Chief Executive	2013	891,346	0	987,525	2,215,280	11,844	4,105,995
Officer and President	2012	816,346	0	438,750	1,260,875	22,456	2,538,427
Phillip G. Creek	2014	600,000	390,601	695,200	1,162,650	30,547	2,878,998
Executive Vice President,	2013	594,231	0	658,350	1,054,895	30,257	2,337,733
Chief Financial Officer and Director	2012	544,231	0	292,500	600,416	14,071	1,451,218
J. Thomas Mason	2014	450,000	195,289	347,600	697,590	11,954	1,702,433
Executive Vice President,	2013	450,000	0	329,175	614,583	11,844	1,405,602
Chief Legal Officer, Secretary and Director	2012	450,000	0	146,250	198,000	11,392	805,642
(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2014, 2013 and 2012 fiscal years.

(2)	The amounts shown reflect the aggregate grant date fair value of the target number of PSU’s granted under the 2009 LTIP during the 2014 fiscal year computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014, included in the Company’s 2014 Form 10-K. The actual number of PSU’s that will vest and be earned (if any) by each Named Executive Officer will be based (a) 80% on our cumulative Adjusted Pre-Tax Income over the Performance Period (which began on January 1, 2014 and ends on December 31, 2016) and (b) 20% on our relative total shareholder return compared to our Peer Group over the Performance Period, and continued employment. The aggregate grant date fair value of the PSU’s assuming we achieve the maximum performance level is as follows: Mr. Schottenstein, $878,867; Mr. Creek, $585,890; and Mr. Mason, $292,935. See “Compensation Discussion and Analysis—Components of 2014 Executive Compensation—Equity-Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement for more information concerning the PSU’s granted in the 2014 fiscal year and PSU’s granted under the 2009 LTIP generally.

(3)	The amounts shown reflect the aggregate grant date fair value of stock options granted under the 2009 LTIP during the 2014, 2013 and 2012 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014, included in the Company’s 2014 Form 10-K. The stock option awards underlying the aggregate grant date fair value for each Named Executive Officer with respect to the 2014, 2013 and 2012 fiscal years are as follows:

Name	2014 (# of shares)		2013 (# of shares)		2012 (# of shares)
Robert H. Schottenstein	82,500	(a)	82,500	(a)	75,000	(a)
Phillip G. Creek	55,000	(a)	55,000	(a)	50,000	(a)
J. Thomas Mason	27,500	(a)	27,500	(a)	25,000	(a)

(a)

These stock options were granted under the 2009 LTIP during the 2014, 2013 and 2012 fiscal years as the Named Executive Officer’s annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—Components of 2014 Executive Compensation—Equity-Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2014 fiscal year and stock options granted under the 2009 LTIP generally.

(4)	The amounts shown reflect the non-equity incentive plan cash performance bonuses earned by the Named Executive Officers under the Company’s 2009 Annual Incentive Plan for the 2014, 2013 and 2012 fiscal years. See “Compensation Discussion and Analysis—Components of 2014 Executive Compensation—Annual Cash Performance Bonus” on page 28 of this Proxy Statement for more information concerning the annual cash performance bonuses earned by the Named Executive Officers with respect to the 2014 fiscal year. With respect to J. Thomas Mason, the amount shown for 2012 includes $19,800 allocated to Common Shares (864 shares) pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation” on page 36 of this Proxy Statement for a description of this plan and see the Nonqualified Deferred Compensation table on page 43 of this Proxy Statement for a description of benefits accrued under this plan.

(5)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2014, 2013 and 2012 fiscal years:

Name	Year	Vehicle Allowance ($) (a)	Tax Reimbursement ($) (b)	Life Insurance Premiums ($) (c)	Company Contributions to 401(k) Plan ($) (d)	Total ($)
Robert H. Schottenstein	2014	10,200	—	—	1,754	11,954
	2013	10,200	—	—	1,644	11,844
	2012	10,200	3,590	7,474	1,192	22,456
Phillip G. Creek	2014	10,200	1,866	16,727	1,754	30,547
	2013	10,200	1,703	16,710	1,644	30,257
	2012	10,200	869	1,810	1,192	14,071
J. Thomas Mason	2014	10,200	—	—	1,754	11,954
	2013	10,200	—	—	1,644	11,844
	2012	10,200	—	—	1,192	11,392

(a)	The amounts shown reflect the aggregate cost to the Company attributable to a monthly automobile allowance.

(b)	The amounts shown reflect the amounts paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company’s payment of such Named Executive Officer’s portion of the premium for a supplemental split-dollar life insurance policy for his benefit.

(c)	For 2014 and 2013 for Phillip G. Creek, the amount shown reflects the Company’s payment of both its portion and Mr. Creek’s portion of the premium for a supplemental split-dollar life insurance policy for the benefit of Mr. Creek. Until September 2013, the Company maintained a $4.0 million supplemental split-dollar life insurance policy for the benefit of Robert H. Schottenstein. In September 2013, the Company and a trust for the benefit of Mr. Schottenstein agreed to surrender the supplemental split-dollar life insurance policy that the Company maintained for Mr. Schottenstein and terminate the arrangement. In connection with such surrender and termination, the Company received from the net proceeds resulting from the surrender an amount equal to the amount of premiums that the Company had paid with respect to its portion of the premium during the life of the policy and the trustee, on behalf of the trust, received the balance of such net proceeds ($9,762). For 2012, the amounts shown reflect the Named Executive Officer’s portion of the premium for the split-dollar policy for the benefit of such Named Executive Officer that was paid by the Company (as the Company elected not to fund its portion of the premium for the supplemental split-dollar life insurance policy for the benefit of either Mr. Schottenstein or Mr. Creek in 2012). See “Compensation Discussion and Analysis—Components of 2014 Executive Compensation—Benefits and Perquisites” on page 33 of this Proxy Statement for more information concerning this benefit.

(d)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the Company’s 401(k) Plan.

Grants of Plan-Based Awards for 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Robert H. Schottenstein	-	1,417,500		3,150,000
	2/18/2014				12,610	25,220	37,830			585,911	(4)
	2/18/2014							82,500	23.79	1,042,800	(5)
Phillip G. Creek	-	675,000		1,500,000
	2/18/2014				8,406	16,813	25,219			390,601	(4)
	2/18/2014							55,000	23.79	695,200	(5)
J. Thomas Mason	-	405,000		900,000
	2/18/2014				4,203	8,406	12,609			195,289	(4)
	2/18/2014							27,500	23.79	347,600	(5)

(1)	The amounts shown reflect the minimum and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2014 fiscal year based on the Adjusted Pre-Tax Income performance goal established by the Compensation Committee for such Named Executive Officer pursuant to the 2009 Annual Incentive Plan as described in “Compensation Discussion and Analysis—Components of 2014 Compensation—Annual Cash Performance Bonus” beginning on page 28 of this Proxy Statement. While the Compensation Committee established minimum and maximum amounts with respect to the Adjusted Pre-Tax Income performance goal, it did not establish any target amount for this performance goal. In 2014, we achieved an Adjusted Pre-Tax Income of $73.2 million, which resulted in a bonus of $2,441,565, $1,162,650, and $697,590 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively.

(2)	The amounts shown reflect the threshold, target and maximum number of PSU’s that each Named Executive Officer is eligible to earn based (a) 80% on our cumulative Adjusted Pre-Tax Income over the Performance Period (which began on January 1, 2014 and ends on December 31, 2016) and (b) 20% on our relative total shareholder return compared to our Peer Group over the Performance Period, and continued employment. See “Compensation Discussion and Analysis—Components of 2014 Executive Compensation—Equity-Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement for more information concerning the PSU’s granted in the 2014 fiscal year and PSU’s granted under the 2009 LTIP generally.

(3)	The amounts shown reflect the number of stock options granted under the 2009 LTIP as the Named Executive Officer’s 2014 annual service-based stock option award. These stock options vest and become exercisable over a five-year period in 20% increments beginning on December 31, 2014 (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire on February 18, 2024 unless sooner exercised or forfeited. The stock options have an exercise price equal to the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Components of 2014 Executive Compensation—Equity-Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2014 fiscal year and stock options granted under the 2009 LTIP generally.

(4)	The amounts shown reflect the aggregate grant date fair value of the target number of PSU’s granted to the Named Executive Officer in the 2014 fiscal year computed in accordance with FASB ASC Topic 718.

(5)	The amounts shown reflect the aggregate grant date fair value of the stock options granted to the Named Executive Officers in the 2014 fiscal year computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Name	Exercisable	Unexercisable
Robert H. Schottenstein	65,000	—		54.85	2/16/2015
	75,000	—		41.45	2/13/2016
	60,000	—		33.86	2/13/2017
	31,746	—		33.86	2/13/2017
	14,400	—		13.12	2/9/2020
	15,000	15,000	(2)	14.18	2/8/2021
	15,000	30,000	(3)	12.23	2/8/2022
	33,000	49,500	(4)	23.66	2/12/2023
	16,500	66,000	(5)	23.79	2/18/2024
						25,220	579,051
Phillip G. Creek	20,000	—		54.85	2/16/2015
	30,000	—		41.45	2/13/2016
	24,000	—		33.86	2/13/2017
	15,873	—		33.86	2/13/2017
	8,000	—		7.85	2/10/2019
	48,000	—		13.12	2/9/2020
	40,000	10,000	(2)	14.18	2/8/2021
	30,000	20,000	(3)	12.23	2/8/2022
	22,000	33,000	(4)	23.66	2/12/2023
	11,000	44,000	(5)	23.79	2/18/2024
						16,813	386,027
J. Thomas Mason	7,000	—		54.85	2/16/2015
	12,500	—		41.45	2/13/2016
	10,000	—		33.86	2/13/2017
	4,960	—		33.86	2/13/2017
	24,000	—		13.12	2/9/2020
	20,000	5,000	(2)	14.18	2/8/2021
	15,000	10,000	(3)	12.23	2/8/2022
	11,000	16,500	(4)	23.66	2/12/2023
	5,500	22,000	(5)	23.79	2/18/2024
						8,406	193,002

(1)	Each of the stock options set forth in this table with an expiration date prior to 2020 was granted under the 1993 Plan and expires ten years after the date of grant in accordance with the terms of the 1993 Plan. Each of the stock options set forth in this table with an expiration date in 2020 or later was granted under the 2009 LTIP and expires ten years after the date of grant in accordance with the terms of the 2009 LTIP.

(2)	100% of these unexercisable options vest on December 31, 2015.

(3)	50% of these unexercisable options vest on each of December 31, 2015 and 2016.

(4)	33 and 1/3% of these unexercisable options vest on each of December 31, 2015, 2016 and 2017.

(5)	25% of these unexercisable options vest on each of December 31, 2015, 2016, 2017 and 2018.

(6)	The amounts shown reflect the target number of PSU’s awarded to the Named Executive Officer in 2014 under the 2009 LTIP. The actual number of PSU’s that will vest and be earned (if any) by each Named Executive Officer will be determined after the Performance Period (which began on January 1, 2014 and ends on December 31, 2016) based (a) 80% on our cumulative Adjusted Pre-Tax Income over the Performance Period and (b) 20% on our relative total shareholder return compared to our Peer Group over the Performance Period, and continued employment.

(7)	The amounts shown reflect the market value as of December 31, 2014 of the target number of PSU’s awarded to the Named Executive Officer in 2014, calculated by multiplying the target number of PSU’s by the closing price of our Common Shares on the NYSE on December 31, 2014 ($22.96).

Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Schottenstein	56,400	701,096	—	—
Phillip G. Creek	—	—	—	—
J. Thomas Mason	38,968	372,116	—	—

(1)	The amounts shown represent the difference between the exercise price of the option and the market price of the Common Shares at the time of exercise.

Nonqualified Deferred Compensation for 2014

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	—	—	—	—	—
Phillip G. Creek	—	—	(1,059)	48,848	—
J. Thomas Mason	—	—	(8,954)	—	82,564

(1)	None of the Named Executive Officers made any contributions during the 2014 fiscal year under the Executives’ Deferred Compensation Plan. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 36 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf of any of the participants in the plan.

(3)	The amounts shown represent the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2014 fiscal year based on the 10% decrease in the value of our Common Shares during the 2014 fiscal year. The Company paid no dividends on its Common Shares during the 2014 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 39 of this Proxy Statement.

(4)	The amounts shown represent the market value of the Common Shares distributed to the Named Executive Officers during the 2014 fiscal year (based on the closing price of the Common Shares on the date of the distribution) pursuant to the Executives’ Deferred Compensation Plan.

(5)	The amounts shown represent the market value as of December 31, 2014 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2014. With respect to J. Thomas Mason, $66,242 of the amount shown has been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement, we are a party to a Change in Control Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive’s employment is terminated in connection with that change in control. Other than the benefits that may be payable to the Named Executive Officers under the Change in Control Agreements, the accelerated vesting under certain circumstances of stock options and PSU’s granted to the Named Executive Officers under the 2009 LTIP and certain payments that may be payable to the Named Executive Officers under the 2009 Annual Incentive Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control.

The following table summarizes the potential payments to our Named Executive Officers upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2014):

Name and Type of Potential Payment	Death ($)	Disability ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	Change in Control ($)	Involuntary Not for Cause Termination Followed by a Change in Control (5) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (6) ($)
Robert H. Schottenstein
Severance Benefits: (1)	—	—	—	—	—	11,967,611	12,111,259
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	453,600	453,600	453,600	—	453,600	—	453,600
Accelerated Vesting of PSU’s Under the 2009 LTIP: (3)	579,051	579,051	193,017	193,017	579,051	579,051	579,051
2009 Annual Incentive Plan Payments: (4)	2,441,565	2,441,565	2,441,565	2,441,565	2,299,500	2,441,565	2,299,500
Total:	3,474,216	3,474,216	3,088,182	2,634,582	3,332,151	14,988,227	15,443,410
Phillip G. Creek
Severance Benefits: (1)	—	—	—	—	—	4,999,392	5,008,265
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	302,400	302,400	302,400	—	302,400	—	302,400
Accelerated Vesting of PSU’s Under the 2009 LTIP: (3)	386,027	386,027	128,676	128,676	386,027	386,027	386,027
2009 Annual Incentive Plan Payments: (4)	1,162,650	1,162,650	1,162,650	1,162,650	876,000	1,162,650	876,000
Total:	1,851,077	1,851,077	1,593,726	1,291,326	1,564,427	6,548,069	6,572,692
J. Thomas Mason
Severance Benefits: (1)	—	—	—	—	—	3,049,969	3,100,971
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	151,200	151,200	151,200	—	151,200	—	151,200
Accelerated Vesting of PSU’s Under the 2009 LTIP: (3)	193,002	193,002	64,334	64,334	193,002	193,002	193,002
2009 Annual Incentive Plan Payments: (4)	697,590	697,590	697,590	697,590	657,000	697,590	657,000
Total:	1,041,792	1,041,792	913,124	761,924	1,001,202	3,940,561	4,102,173

(1)	The amounts shown are based on the Change in Control Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $5,454,701 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his base salary at December 31, 2014 and his average annual bonus earned (whether paid in cash or equity) during the 2009-2013 fiscal years; (b) $2,441,565 represents a lump sum payment for his 2014 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2014 fiscal year and is based on the triggering event occurring on December 31, 2014 and the performance period ending on November 30, 2014, in accordance with the terms of his Change in Control Agreement); (c) $86,538 represents a lump sum payment for unused vacation; (d) $36,801 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Schottenstein) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $3,948,005 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $4,091,653 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement.

For Phillip G. Creek, of the amounts shown: (a) $2,080,300 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2014 and his average annual bonus earned (whether paid in cash or equity) during the 2009-2013 fiscal years; (b) $1,162,650 represents a lump sum payment for his 2014 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2014 fiscal year and is based on the triggering event occurring on December 31, 2014 and the performance period ending on November 30, 2014, in accordance with the terms of his Change in Control Agreement); (c) $57,692 represents a lump sum payment for unused vacation; (d) $30,389 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $1,668,361 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $1,677,235 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement.

For J. Thomas Mason, of the amounts shown: (a) $1,294,522 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2014 and his average annual bonus earned (whether paid in cash or equity) during the 2009-2013 fiscal years; (b) $697,590 represents a lump sum payment for his 2014 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2014 fiscal year and is based on the triggering event occurring on December 31, 2014 and the performance period ending on November 30, 2014, in accordance with the terms of his Change in Control Agreement); (c) $43,269 represents a lump sum payment for unused vacation; (d) in the event of an involuntary not for cause termination followed by a change in control, $1,014,588 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement; and (e) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $1,065,589 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement.

For more information concerning the Change in Control Agreements, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

For purposes of each Change in Control Agreement, “cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (b) conviction of a felony; (c) willful refusal to substantially perform his assigned duties; (d) willful engagement in gross misconduct materially injurious to the Company; or (e) breach of any material term of the Change in Control Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the Change in Control Agreement.

For purposes of each Change in Control Agreement, “change in control” means: (a) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (b) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (c) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (d) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition. The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each Change in Control Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which the executive has not consented in writing: (a) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (b) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (c) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (d) a reduction in his base salary; (e) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (f) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (g) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (h) we attempt to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

(2)	Pursuant to the terms of the 2009 LTIP, if a participant’s employment is terminated as a result of death, disability or retirement, all of the participant’s unvested stock options will immediately vest and become exercisable. In the event of a change in control, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding stock options, including (a) the acceleration of the vesting and exercisability of options, (b) the payment of cash in exchange for the cancellation of any options and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any options affected by the change in control. The table assumes that all unvested stock options under the 2009 LTIP will immediately vest and become exercisable upon a change in control. The amounts shown represent the value of the accelerated stock options as of December 31, 2014, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2014. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement. As of December 31, 2014, all outstanding options under the 1993 Plan were vested and exercisable.

For purposes of the 2009 LTIP, “disability” means: (a) with respect to an incentive stock option, the participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code; and (b) with respect to any other award, unless otherwise provided in the related award agreement, (i) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, (ii) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer, or (iii) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 LTIP, “retirement” means a participant’s termination of employment (other than for cause) on or after the date on which the sum of the participant’s years of service with the Company and its affiliates plus the participant’s age is equal to or greater than 70, provided that the participant has attained the age of 55.

For purposes of the 2009 LTIP, “change in control” means: (a) the members of the Board on the effective date of the 2009 LTIP (including individuals whose election or nomination for election was approved by a majority of such directors) cease for any reason other than death to constitute at least a majority of the members of the Board; (b) the acquisition by any person or group, other than the Company, any subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, of beneficial ownership, directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; (c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company; (d) the sale or other disposition of all or substantially all of the assets of the Company; or (e) the liquidation or dissolution of the Company. Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any award that is subject to Section 409A of the Code, a change in control will not be deemed to have occurred unless the events or circumstances constituting a change in control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(3)	Pursuant to the terms of the 2009 LTIP, if, during a performance period, a participant’s employment is terminated: (a) as a result of death or disability, then all of the PSU’s that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period; or (b) involuntarily without cause or as a result of the participant’s retirement, a prorated portion (based on the full number of months that the participant was employed by us during the performance period) of the PSU’s that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period. For purposes of these termination events, the table assumes that the performance goals applicable to the PSU’s will be achieved at the target level.

In the event of a change in control, the Compensation Committee may take such actions, if any as it deems necessary or desirable with respect to any outstanding PSU’s, including (a) the acceleration of the vesting and settlement of any PSU’s, (b) the payment of cash in exchange for the cancellation of any PSU’s and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any PSU’s affected by the change in control. The table assumes that all unvested PSU’s will immediately vest at the “target” level upon a change in control.

The amounts shown represent the value of the accelerated PSU’s as of December 31, 2014, calculated by multiplying the number of accelerated PSU’s by the closing price of our Common Shares on the NYSE on December 31, 2014. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

(4)	Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant’s employment is terminated involuntarily without cause or as a result of the participant’s death, disability or retirement, the participant will receive a prorated portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable under the 2009 Annual Incentive Plan if the participant had remained employed for the full performance period. The amounts shown with respect to death, disability, retirement and involuntary not for cause termination represent a lump sum payment equal to the amounts earned by the Named Executive Officers under the 2009 Annual Incentive Plan with respect to the 2014 fiscal year. Pursuant to the terms of the 2009 Annual Incentive Plan, if a change in control occurs during a performance period, each outstanding award thereunder will be considered earned and payable at its “target” level. With respect to the 2014 fiscal year awards granted under the 2009 Annual Incentive Plan, the Compensation Committee established minimum and maximum levels of performance for each of the Named Executive Officers, but did not establish “target” levels of performance. The amounts shown with respect to a change in control represent a lump sum payment equal to an estimated “target” level under the 2009 Annual Incentive Plan for the 2014 fiscal year awards based on the Company’s projected levels of performance with respect to the 2014 performance goals. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

For purposes of the 2009 Annual Incentive Plan, “disability” means: (a) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer; or (c) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 Annual Incentive Plan, “retirement” and “change in control” have substantially the same definitions as described in footnote (3) above with respect to the 2009 LTIP.

(5)	For purposes of this column, we have assumed that, on December 31, 2014, the Named Executive Officer incurred an involuntary not for cause termination, which was followed by a change in control. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

(6)	For purposes of this column, we have assumed that, on December 31, 2014 a change in control occurred, which was followed by the Named Executive Officer’s involuntary not for cause termination or voluntary termination for good reason. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by such Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if such Named Executive Officer has so elected in his deferral notice. On December 31, 2014, the market value of the accounts of each of Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason under the Executives’ Deferred Compensation Plan was $0, $0 and $82,564, respectively. For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 36 of this Proxy Statement.

COMPENSATION OF DIRECTORS

The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our Peer Group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our Peer Group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors and our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.

For the 2014 fiscal year, each non-employee director (other than the Lead Independent Director, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee) received an annual retainer of $65,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee received an annual retainer of $95,000, $80,000 and $75,000, respectively, and the Lead Independent Director received an additional $15,000. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See footnote (1) to the Director Compensation Table below for a description of this plan. For 2014, each non-employee director also received a grant of 2,500 stock units under the 2009 LTIP. Pursuant to the 2009 LTIP, all stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director’s stock units and will be paid in Common Shares upon separation of service.

The Compensation Committee generally awards all grants of stock units at its meeting held immediately following the Company’s annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information.

For the 2015 fiscal year, we currently intend for the compensation program for our non-employee directors to be the same as the compensation program for our non-employee directors for the 2014 fiscal year.

Director Compensation Table for 2014

The following table summarizes the total compensation for the fiscal year ended December 31, 2014 for each of the Company’s non-employee directors. Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are not included in this table because they were employees of the Company during the 2014 fiscal year and received no additional compensation for their services as directors. The compensation received by Messrs. Schottenstein, Creek and Mason as employees of the Company is shown in the Summary Compensation Table on page 39 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Joseph A. Alutto, Ph.D.	65,000	53,300	118,300
Friedrich K.M. Böhm	95,000	53,300	148,300
William H. Carter	95,000	53,300	148,300
Michael P. Glimcher	65,000	53,300	118,300
Thomas D. Igoe	65,000	53,300	118,300
Norman L. Traeger	75,000	53,300	128,300
Sharen Jester Turney	65,000	53,300	118,300

(1)	The amounts shown reflect the annual retainers earned by our non-employee directors for the 2014 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director’s deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan aligns the interests of our non-employee directors with the interests of our shareholders. With respect to Joseph A. Alutto, Ph.D. and William H. Carter, the amounts shown include $65,000 allocated to Common Shares (2,926 shares) and $95,000 allocated to Common Shares (4,276 shares), respectively, in each case pursuant to the Director Deferred Compensation Plan. For more information concerning the Director Deferred Compensation Plan, including the number of Common Shares held by our non-employee directors pursuant to the Director Deferred Compensation Plan, see “Principal Shareholders” on page 19 of this Proxy Statement.

(2)	The amounts shown reflect the aggregate grant date fair value of the stock unit awards granted to our non-employee directors under the 2009 LTIP during the 2014 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014, included in the Company’s 2014 Form 10-K. The 2,500 stock units granted to each of the non-employee directors on May 6, 2014 (which were the only equity awards granted to the non-employee directors during the 2014 fiscal year) had a grant date fair value of $21.32 per unit (based on the closing price of our Common Shares on the date of grant). For the 2006, 2007 and 2008 fiscal years, we granted annual stock unit awards to the non-employee directors under the 2006 Director Plan. In connection with our shareholders’ approval of the 2009 LTIP, we terminated the 2006 Director Plan (although outstanding awards under the 2006 Director Plan remain in effect in accordance with their respective terms). The outstanding stock units under the 2009 LTIP and the 2006 Director Plan contain substantially the same terms. As of December 31, 2014, Joseph A. Alutto, Ph.D., Friedrich K.M Böhm, William H. Carter, Michael P. Glimcher, Thomas D. Igoe, , Norman L. Traeger and Sharen Jester Turney held 12,027, 12,027, 5,000, 4,000, 12,027, 12,027, and 6,000 stock units pursuant to the 2009 LTIP and/or the 2006 Director Plan, respectively.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its charter.

Responsibility. Management is responsible for the Company’s internal controls, preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the fiscal year, the Audit Committee met eight times. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met eight times with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with Independence Standards Board Standard No. 1, Responsibilities and Functions of the Independent Auditor, as adopted by the PCAOB in Rules 3520 & 3526; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Auditing Standard 16, Communication with Audit Committees, and AU Section 150, Generally Accepted Auditing Standards, as adopted by the PCAOB in Rule 3100. The Audit Committee discussed and reviewed the results of D&T’s audit of the consolidated financial statements with and without management present. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2014 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s 2014 Form 10-K that was filed with the SEC on February 27, 2015.

Audit Committee:

William H. Carter (Chairman)

Thomas D. Igoe

Friedrich K.M. Böhm

Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2014 and December 31, 2013:

	Year Ended December 31,
	2014	2013
Audit Fees	$966,250	$970,000
Audit-Related Fees	232,700	229,000
Tax Fees	30,800	25,800
All Other Fees	—	—
Total	$1,229,750	$1,224,800

Audit Fees for the fiscal years ended December 31, 2014 and 2013 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees include $230,450 in 2014 and $185,000 in 2013 for the performance of audits of the Company’s assessment of internal control over financial reporting.

Audit-Related Fees for the fiscal years ended December 31, 2014 and 2013 consisted of fees for annual audits of M/I Financial as well as assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and review of the Company’s conclusions with respect to various accounting matters. In addition, the services in this category included services in 2013 related to our issuance of common shares and senior subordinated convertible notes.

Tax Fees for the fiscal years ended December 31, 2014 and December 31, 2013 consisted of fees for the review of our 2013 federal tax return and our 2012 federal tax return, respectively, and the preparation of our state and local tax returns.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is regularly kept informed by management of the services provided by the independent registered public accounting firm.

During the 2014 and 2013 fiscal years, all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee’s pre-approval policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of our Common Shares or Preferred Shares to file reports of ownership and changes in ownership of the Common Shares or Preferred Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from our officers and directors that no additional reports were required to be filed, the Company believes that, during the 2014 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2016 Annual Meeting of Shareholders must be received by the Company by December 3, 2015 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2016 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2016 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 16, 2016, or if the Company meets other requirements of applicable SEC Rules, proxies solicited by the Board for the 2016 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2016 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not later than March 6, 2016 nor earlier than February 4, 2016. See “Information Regarding the Board, its Committees and Corporate Governance—Nomination of Directors” beginning on page 8 of this Proxy Statement for information regarding our director nomination process.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as other costs incurred in connection with the solicitation of proxies on behalf of the Board, will be paid by the Company, except for any Internet access fees and telephone service fees incurred by shareholders who elect to vote electronically via the Internet or telephonically. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. The Company will reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

/s/ J. Thomas Mason
J. Thomas Mason
Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Local Time, on May 5, 2015.

Vote by Internet
• Go to www.envisionreports.com/MHO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on  a touch tone telephone

  • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and
FOR Proposal No. 2 and Proposal No. 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Michael P. Glimcher	☐	☐	2 - J. Thomas Mason			☐	☐	03 - Sharen Jester Turney	☐	☐

				For	Against	Abstain					For	Against Abstain

2.	A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.			☐	☐	☐	3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year			☐	☐ ☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of Shareholders of

M/I Homes, Inc.

Tuesday, May 5, 2015, 9:00 a.m., Local Time

M/I Homes, Inc.

3 Easton Oval

Columbus, Ohio 43219

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 5, 2015.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 5, 2015, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 3). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 1, 2015, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2014 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2014 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and
FOR Proposal No. 2 and Proposal No. 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - Michael P. Glimcher	☐	☐	02 - J. Thomas Mason			☐	☐	03 - Sharen Jester Turney	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.	A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.			☐	☐	☐	3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year			☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 5, 2015.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 5, 2015, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 3). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 1, 2015, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2014 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders is hereby revoked.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2014 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.